Straight Path Communications Reports Results for Third Quarter Fiscal 2014

GLEN ALLEN, Va. - June 16, 2014 -- Straight Path Communications Inc. (NYSE MKT: STRP), a communications asset company that holds an extensive portfolio of 39 and 28 GHz wireless spectrum with coverage across the entire United States as well as a focused intellectual property portfolio, announced today operating results for its third quarter of fiscal 2014 ended April 30, 2014.

Fiscal Third Quarter Highlights
•	Total revenues were $913,000, compared to $454,000 for fiscal Q2, and $127,000 in fiscal Q1 2014
•	Total costs and expenses were $1.1 million, compared to $1.3 million for fiscal Q2, and $597,000 in fiscal Q1 2014.
•	Net gain attributable to STRP was $161,000, including $332,000 of other income
•	Cash and cash equivalents at April 30, 2014 of $15.6 million
•	Completed confidential license and settlement agreements with Google and Sony
•	Total license and settlement amounts were $12.3 million for the first nine months of fiscal 2014
•	Joined advisory board of NYU WIRELESS, a research center aimed at expanding mobile and wireless capabilities for greater capacity 5G networks
•	Announced strategic relationship with SAF Tehnika, a wireless radio equipment manufacturer

Management Commentary

Davidi Jonas, Chief Executive Officer of Straight Path commented, “I am proud to announce that Straight Path delivered strong financial results for our third fiscal quarter. During the quarter, we continued to position our spectrum assets as a compelling option for wireless equipment developers, distributors, and ultimately network operators, as evidenced by our agreement with SAF Tehnika to market a radio/spectrum bundled solution. We are dedicated to developing additional solutions for wireless networks to further utilize our nationwide spectrum assets as a preferred solution to various wireless communications needs. This effort is strengthened by the fact that Straight Path became an Advisory Board Member of NYU WIRELESS, a leading 5G research development center.

Mr. Jonas continued, “During the quarter we successfully entered into license arrangements for our patents with Google and Sony, bringing our total settlements to $12.3 million since our Spin-Off as an independent public company on Aug 1, 2013. In addition, we added three more licensees in the first few days of the fourth quarter bringing our total new licensee count during fiscal 2014 to seven. We’re pleased to have demonstrated the strength of our patents across multiple industries through these initial settlements and expect to initiate additional efforts to license our patents.

Mr. Jonas concluded, “We remain on track to achieve our 2014 fiscal goals and are confident in our ability to successfully protect our IP assets and monetize our spectrum holdings.”

Investor Conference Call
Straight Path will host a conference call tomorrow morning, Tuesday June 17th at 9:30am EDT to provide a business update and answer questions from the investment community.  To participate, please call 1-877-300-8521 from the U.S. or + 1-412-317-6026 internationally and use access code: 10047808.  The conference call will also be available via a listen only webcast by accessing the Investors section of Straight Path Communications' website, www.spathinc.com.

A replay of the conference call will also be available approximately two hours after completion of the live conference call at www.spathinc.com. A telephonic replay of the call will be available until June 24, 2014. To access the replay, please dial: 1-877-870-5176 from the U.S. or +1-858-384-5517 internationally. Participants must use the following code to access the replay of the call: 10047808.

About Straight Path Communications Inc.
Straight Path (NYSE MKT: STRP) holds, leases, and markets its extensive holdings of 39 and 28 GHz fixed wireless spectrum licenses through its Straight Path Spectrum subsidiary. Straight Path holds, licenses, and conducts other business related to certain patents through its Straight Path IP Group subsidiary. Additional information is available on Straight Path’s website: http://spathinc.com/

Safe Harbor
In this press release, all statements that are not purely about historical facts, including, but not limited to, those in which we use the words "believe," "anticipate," "expect," "plan," "intend," "estimate, "target" and similar expressions, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. While these forward-looking statements represent our current judgment of what may happen in the future, actual results may differ materially from the results expressed or implied by these statements due to numerous important factors, including, but not limited to, those described in our Annual Report on Form 10-K for the fiscal year ended July 31, 2013 and our other periodic filings with the SEC (under the headings "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations"). We are under no obligation, and expressly disclaim any obligation, to update the forward-looking statements in this press release, whether as a result of new information, future events or otherwise.

Contacts
Yonatan Cantor
Straight Path Communications Inc.
804-433-1523
yonatan.cantor@spathinc.com

or

Jeffrey Goldberger / Rob Fink
KCSA Strategic Communications
212-896-1249 / 212-896-1206
STRP@kcsa.com

STRAIGHT PATH COMMUNICATIONS INC.

COMBINED AND CONSOLIDATED BALANCE SHEETS

	April 30, 2014	July 31, 2013
	(Unaudited)	(Note 1)
	(in thousands)
Assets
Current assets:
Cash and cash equivalents	$15,555	$15,000
Trade accounts receivable, net of allowance for doubtful accounts of $4 at April 30, 2014 and July 31, 2013	4,909	60
Other current assets	3,929	90
Total current assets	24,393	15,150
Prepaid expenses	1,672	239
Intangibles	350	350
Total assets	$26,415	$15,739
Liabilities and equity
Current liabilities:
Trade accounts payable	$27	$1
Accrued expenses	1,266	1,473
Due to IDT Corporation	125	—
Deferred revenue	8,208	145
Income taxes payable	55	15
Total current liabilities	9,681	1,634
Deferred revenue—long-term portion	3,414	250
Total liabilities	13,095	1,884
Commitments and contingencies
Equity:
Straight Path Communications stockholders’ equity:
Preferred stock, $.01 par value; authorized shares—3,000; no shares issued	—	—
Class A common stock, $.01 par value; authorized shares—2,000; 787 shares issued and outstanding at April 30, 2014 and July 31, 2013	8	8
Class B common stock, $.01 par value; authorized shares—40,000; 11,008 and 10,693 shares issued and outstanding at April 30, 2014 and July 31, 2013, respectively	110	107
Additional paid-in capital	14,739	14,114
Accumulated deficit	(1,000)	—
Total Straight Path Communications stockholders’ equity	13,857	14,229
Noncontrolling interests	(537)	(374)
Total equity	13,320	13,855
Total liabilities and equity	$26,415	$15,739

STRAIGHT PATH COMMUNICATIONS INC.

COMBINED AND CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended April 30,		Nine Months Ended April 30,
	2014	2013	2014	2013
	(in thousands, except per share data)
Revenues	$913	$285	$1,493	$982
Costs and expenses:
Direct cost of revenues	425	188	736	598
Selling, general and administrative	665	985	2,276	3,303

Total costs and expenses	1,090	1,173	3,012	3,901
Gain on sale of rights in wireless spectrum	—	—	—	150

Loss from operations	(177)	(888)	(1,519)	(2,769)
Interest income	6	3	13	8
Income from IDT Corporation payments of liabilities	332	—	383	—

Income (loss) before income taxes	161	(885)	(1,123)	(2,761)
(Provision for) benefit from income taxes	(40)	5	(40)	(7)

Net income (loss)	121	(880)	(1,163)	(2,768)
Net (income) loss attributable to noncontrolling interests	(4)	21	163	313

Net income (loss) attributable to Straight Path Communications Inc.	$117	$(859)	$(1,000)	$(2,455)

Earnings (loss) per share attributable to Straight Path Communications Inc. stockholders:
Basic	$0.01	$(0.08)	$(0.09)	$(0.21)

Diluted	$0.01	$(0.08)	$(0.09)	$(0.21)

Weighted-average number of shares used in calculation of earnings (loss) per share:
Basic	11,339	11,424	10,878	11,424

Diluted	11,649	11,424	10,878	11,424

STRAIGHT PATH COMMUNICATIONS INC.

COMBINED AND CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Nine Months Ended April 30,
	2014	2013
	(in thousands)
Operating activities
Net loss	$(1,163)	$(2,768)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Stock-based compensation	628	1,226
Change in assets and liabilities:
Trade accounts receivable, net	(4,849)	(37)
Other current assets and prepaid expenses	(5,272)	(168)
Trade accounts payable and accrued expenses	(181)	284
Due to IDT Corporation	125	—
Deferred revenue	11,227	198
Income tax payable	40	(5)
Net cash provided by (used in) operating activities	555	(1,270)
Financing activities
Funding provided by IDT Corporation, net of repayments	—	924
IDT Corporation investment in Straight Path Spectrum	—	1,000
Net cash provided by financing activities	—	1,924
Net increase in cash and cash equivalents	555	654
Cash and cash equivalents at beginning of period	15,000	2,598
Cash and cash equivalents at end of period	$15,555	$3,252
Supplemental schedule of non-cash investing and financing activities
Amount due to IDT Corporation contributed to equity	$—	$924

Note 1—Basis of Presentation

The accompanying unaudited combined and consolidated financial statements of Straight Path Communications Inc. and its subsidiaries (“Straight Path”) have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) for interim financial information and with the instructions to Form 10-Q and Article 10 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by U.S. GAAP for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the three and nine months ended April 30, 2014 are not necessarily indicative of the results that may be expected for the fiscal year ending July 31, 2014. The balance sheet at July 31, 2013 has been derived from Straight Path’s audited financial statements at that date but does not include all of the information and footnotes required by U.S. GAAP for complete financial statements. For further information, please refer to the combined and consolidated financial statements and footnotes thereto included in Straight Path’s Annual Report on Form 10-K for the fiscal year ended July 31, 2013, as filed with the U.S. Securities and Exchange Commission (the “SEC”).

Straight Path was incorporated in April 2013. Straight Path’s businesses consist of 100% ownership of Straight Path Spectrum, Inc. (“Straight Path Spectrum”) and 84.5% ownership of Straight Path IP Group, Inc. (“Straight Path IP”). Straight Path Spectrum’s wholly-owned subsidiary, Straight Path Spectrum, LLC, holds, leases and markets fixed wireless spectrum, and Straight Path IP holds intellectual property primarily related to communications over the Internet and the licensing and other businesses related to this intellectual property. The “Company” in these financial statements refers to Straight Path, Straight Path Spectrum, and Straight Path IP on a combined and consolidated basis as if Straight Path existed and owned the above interests in these entities in all periods presented.

The Company was formerly a subsidiary of IDT Corporation (“IDT”). On July 31, 2013, the Company was spun-off by IDT to its stockholders and became an independent public company (the “Spin-Off”). The Company authorized the issuance of two classes of its common stock, Class A and Class B. The Spin-Off of the Company occurred by way of a pro rata distribution of the Company’s Class A common stock and Class B common stock held by IDT to IDT’s stockholders. On the distribution date, each IDT stockholder received one share of the Company’s Class A common stock for every two shares of IDT Class A common stock and one share of the Company’s Class B common stock for every two shares of IDT Class B common stock held on the record date for the Spin-Off. On July 31, 2013, the Company distributed 0.8 million shares of its Class A common stock (based on 1.6 million shares of IDT Class A common stock that were outstanding on the record date) and 10.7 million shares of its Class B common stock (based on 21.4 million shares of IDT Class B common stock that were outstanding on the record date).

The Company’s fiscal year ends on July 31 of each calendar year. Each reference below to a fiscal year refers to the fiscal year ending in the calendar year indicated (e.g., fiscal 2014 refers to the fiscal year ending July 31, 2014).